Exhibit 4.113
English Translation of Chinese Language Document

Agreement

No.:        HMO11001
KMO11001
NMO11015

Party A: China Sunergy (Hong Kong) Co., Ltd.
Party B: China Sunergy Co., Ltd.
Party C: China Sunergy (Nanjing) Co., Ltd.

Hereinafter referred to as Party A, Party B and Party C, respectively.

The parties, through friendly consultation, agree to transfer due credit and debt thereof as follows:

1.	Party B shall transfer to Party A its debt to Party C in an amount of US$1,635,232.64, which equals to the amount of capital flow between Party A and Party B.
2.	Party A shall offset its credit to Party C with all the transferred debt from Party B.
3.	The difference remained between Party C and Party A shall be settled through negotiation between both parties.

This agreement is executed in triplicate and shall be deemed as accounting voucher of the parties.

Party A: China Sunergy (Hong Kong) Co., Ltd.
(seal)
2010-12-31

Party B: China Sunergy (Cayman) Co., Ltd.
(seal)
2010-12-31

Party C: China Sunergy (Nanjing) Co., Ltd.
(seal)
2010-12-31